# STATE OF DELAWARE
# CERTIFICATE FOR REVIVAL OF CHARTER

The corporation organized under the laws of the State of Delaware, the charter of which was voided for non-payment of taxes and/or for failure to file a complete annual report, now desires to procure a revival of its charter pursuant to Section 312 of the General Corporation Law of the State of Delaware, and hereby certifies as follows:

1. The name of the corporation is POWERDYNE INTERNATIONAL, INC.

and, if different, the name under which the corporation was originally incorporated GREENLIGHT ACQUISITION CORPORATION.

2. The Registered Office of the corporation in the State of Delaware is located at Trolley Square, Suite 20C (street), in the City of Wilmington, County of New Castle Zip Code 19806. The name of the Registered Agent at such address upon whom process against this Corporation may be served is INC. PLAN (USA).

3. The date of filing of the Corporation's original Certificate of Incorporation in Delaware was 9/13/2006.

4. The corporation desiring to be revived and so reviving its certificate of incorporation was organized under the laws of this State.

5. The corporation was duly organized and carried on the business authorized by its charter until the First day of March A.D. 2017, at which time its charter became inoperative and void for non-payment of taxes and/or failure to file a complete annual report and the certificate for revival is filed by authority of the duly elected directors of the corporation in accordance with the laws of the State of Delaware.

By: James O'Rourke
Authorized Officer

Name: James O'Rourke
Print or Type

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:54 PM 09/16/2019
FILED 01:54 PM 09/16/2019
SR 20197051484 - File Number 4220303